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                                                                     EXHIBIT 3.1

                               FACTUAL DATA CORP.

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                              ARTICLES OF AMENDMENT
                                     TO THE
                 RESTATED AND AMENDED ARTICLES OF INCORPORATION

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         Factual Data Corp, a Colorado corporation, in accordance with Section
7-110-106 of the Colorado Business Corporation Act ("CBCA"), hereby adopts and files Articles of Amendment to its Restated and Amended Articles of Incorporation, and sets forth the following:

         1. Name. The name of the Corporation is Factual Data Corp.

         2. Authorized Capital Change. The Articles of Incorporation are hereby amended by deleting in its entirety only the first paragraph of ARTICLE IV and substituting in lieu thereof the following new first paragraph of said article:

         The total number of shares of all classes which the Corporation has authority to issue is 51,000,000 of which 50,000,000 shares shall be Common Stock, and 1,000,000 shares shall be Preferred Stock.

         3. Adoption. At a special meeting of the Board of Directors of the Corporation held on January 20, 2002, the Board adopted and duly advised the foregoing amendment to the Shareholders of the Corporation. The Shareholders of the Corporation at its Annual Meeting of Shareholders held on November 1, 2002, duly approved the amendment. The number of votes cast for the amendment by each voting group entitled to vote separately on the amendment was sufficient for approval by that voting group in conformity with the CBCA.

         Dated:  November 1, 2002           FACTUAL DATA CORP.



                                            By:  /s/ J.H. Donnan
                                                 ------------------------------
                                                 J.H. Donnan
                                                 Chief Executive Officer
         David A. Thayer
         Jones & Keller, P.C.
         1625 Broadway, Suite 1600
         Denver, CO 80202


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